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                                   EXHIBIT 3
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RESOLVED: That Section 2.7 of the By-Laws of this Corporation be amended in its entirety to read as follows:

          "2.7 QUORUM OF STOCKHOLDERS. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, at any meeting of the stockholders a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except that where a separate vote by a class or classes or series thereof is required by law, the Certificate of Incorporation or these By-Laws a majority of the votes entitled to be cast by such class or classes (or series thereof) shall constitute a quorum with respect to that matter. Any stock of the corporation belonging to the corporation at the time of any record date for meeting or any adjourned session thereof shall neither be entitled to vote nor counted for quorum purposes; provided, however, that this sentence shall not be construed as limiting the right of the corporation to vote its own stock held by it in a fiduciary capacity. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present."

VOTED: that Section 3.1 of the By-Laws of this Corporation be amended in its entirety to read as follows:

          "3.1 NUMBER. Except as otherwise provided in Section 3.2 below, there shall be a Board of Directors composed of such number of directors, not less than six nor more than ten as may from time to time be fixed by the stockholders or by the directors and elected as provided by law and by these By-Laws. Within the foregoing limits, the number of directors may be increased to any number permitted by law at any time or from time to time by the stockholders or by the directors. The number of directors may be decreased to any number permitted by the foregoing item at anytime either by the stockholders or by the directors, but only upon the expiration of the term of office of any director or to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors provided that any such decrease shall not be inconsistent with the terms of that certain Shareholders Agreement to be entered into by the Corporation in connection with the Closing under that certain Acquisition Agreement dated as of June 10, 1994 between the Corporation and Finmeccanica S.p.A."

VOTED: that the fourth paragraph of Section 3.2 of the By-Laws of this Corporation be deleted and that the third paragraph of Section 3.2 of the By-Laws be amended in its entirety to read as follows:

          "Any director elected to fill a vacancy caused by death, resignation or removal shall be elected for a term which shall coincide with the term of the class of the vacant directorship. Any director elected to fill an additional directorship resulting from an increase in the number of directors shall be elected to the class of directors having the least number of directorships; provided, however, that if there is
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          more than one class having the least number of directorships such additional director shall be elected to such of such classes the term of which class continues until the Annual Meeting of Stockholders closest to three years from the date of increase; and provided,
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          further, that if each class has an equal number of directorships such
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          additional director shall be elected to the class the term of which class continues until the next Annual Meeting of Stockholders. References herein to an annual meeting include any special meeting later held in lieu thereof."